VERSIÓN DE FIRMA
[Automatic translation for information purposes only]

Exhibit 5.16

EQUITY COMMITMENT LETTER

From:

ORILLA ASSET MANAGEMENT, S.L., INVERSIONES FINANCIERAS PERSEO, S.L. (an Iberdrola group company), AM GESTIO, S.L., CONSILIUM, S.L., MINGKIRI, S.L. and KARIEGA VENTURES, S.L. (collectively, the "Shareholders") and INSTRUMENTS FINANCERS PER A EMPRESES INNOVADORES, S.L. Unipersonal (IFEM) (together with the Shareholders, the "Investors" and, individually, each of them, an "Investor"); and

ANANGU GRUP, S.L. (“Anangu”), solely for the purposes of assuming the commitments set forth in Clauses 6 and 7 below.

To:

WALLBOX, N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its registered office (statutaire zetel) in Amsterdam, the Netherlands, with address at Carrer del Foc 68, 08038 Barcelona, Spain, and Spanish tax identification number (NIF) N0098134J (the "Parent"); and

WALL BOX CHARGERS, S.L.U., a company duly incorporated under the laws of the Kingdom of Spain, registered with the Commercial Registry of Madrid under Sheet M-653256, Volume 36360, Page 189 and IRUS 10002999436zs87, with its registered address at Paseo de la Castellana 98, 28002, Madrid, Spain, and Spanish tax identification number (NIF) B66542903 (the "Company" and, together with the Investors and the Parent, the "Parties").

Cc:

PALMER AGENCY SERVICES (SPAIN), S.L.U., a Spanish company with registered address at Calle Castelló, 59, Bajo, 28001 Madrid, duly registered with the Commercial Registry of Madrid, and Spanish tax identification number (NIF) B56936644 (the "Global Agent").

April 8, 2026

Dear Sirs:

We refer to the recapitalization and global restructuring of the financial debt of the Wallbox group (the "Restructuring") and to the Spanish law restructuring plan pursuant to which the Restructuring is being implemented (the "Restructuring Plan"), signed on the date of this letter (the "Letter") by, among others, the Company, a group of financial institutions including Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., CaixaBank, S.A., EBN Banco de Negocios, S.A., Instituto de Crédito Oficial, E.P.E., Institut Català de Finances, Mora Banc Grup, S.A., Compañía Española de Financiación del Desarrollo Cofides, S.A., S.M.E., acting in its own name and on behalf of the Fondo para inversiones en el exterior, F.C.P.J. (FIEX) (the "Financial Institutions"), and the Global Agent, in its capacity as agent of the Restructuring, which will be judicially approved (homologado) pursuant to Title III of Book Two of the Spanish Insolvency Law.

This Letter supersedes and replaces in its entirety, as of the date of its execution, the letter of interest entered into by the Company and the Investors on December 22, 2025, which shall have no further force or effect among the Parties as of the date hereof.

DEFINITIONS

In this Letter:

"Class A Shares" means the class A shares of the Parent, with a par value of €2.40 each.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam (the Netherlands), Barcelona, Bilbao, Madrid (Spain) and New York (United States).

"Restructuring Documents" has the meaning ascribed to such term in the Restructuring Plan.

"Restructuring Plan Effective Date" means the "Effective Date", as such term is defined in the Restructuring Plan.

"Capital Increase Long Stop Date" means the date falling two months after the publication of the judicial approval order ( auto de homologación) of the Restructuring Plan.

"Bridge Financing" means the loan granted by the Shareholders, as lenders, to the Parent, as borrower, in an aggregate principal face value amount of €6,647,058.82, the terms of which are set forth in a bridge loan facility agreement (the "Bridge Loan Facility Agreement"), executed on the date of this Letter.

2
EQUITY COMMITMENT
2.1
Amount of the Investment Commitments

By means of this Letter and on the basis of the terms set forth in the Restructuring Plan and the other Restructuring Documents, each Investor makes an irrevocable and individual commitment to the Company and the Parent to make a cash contribution to the Parent in the amount set forth in the table below (each Investor's investment, its "Investment Commitment" and, collectively, the "Investment Commitments"):

Investor	Amount (€)
Orilla Asset Management, S.L.	***
Inversiones Financieras Perseo, S.L. (an Iberdrola group company)	***
AM Gestio, S.L.	***
Consilium, S.L.	***
Mingkiri, S.L.	***
Kariega Ventures, S.L.	***
Instruments Financers per a Empreses Innovadores, S.L. Unipersonal (IFEM)	***
Total	€10,650,000

Each Investor's Investment Commitment shall be funded through the subscription and payment of newly issued Class A Shares of the Parent (the "New Shares") issued in one or more capital increases with exclusion of the pre-emptive subscription rights (uitsluiting van voorkeursrechten) of the shareholders of the Parent pursuant to Sections 2:96 and 2:96a of

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the Dutch Civil Code, and one or more private placements among the Investors (PIPE) (collectively, the "Capital Increase"). In the case of the Shareholders, the funding of the Investment Commitments shall be carried out as set forth in Clause 2.2 below.

The subscription price (including both par value and share premium) of each New Share shall be the greater of (i) the price expressed in euros resulting from applying a 20% discount to the volume-weighted average price (VWAP) of the Class A Shares of the Parent during the fifteen (15) trading days prior to the date on which the price of the New Shares is set at the time of the execution of the Capital Increase, and (ii) €2.40 (the par value of the Class A Shares as of the date of this Letter) (the "Subscription Price").

The number of New Shares to be subscribed by each Investor shall be the result of dividing such Investor's Investment Commitment (increased, as applicable, by the OID (as such term is defined in the Bridge Financing agreement), any PIK Interest and any other interest accrued under the Bridge Financing) by the Subscription Price, subject to such rounding adjustments as may be necessary, such that any fractional New Share resulting therefrom shall be rounded down to the nearest whole number of New Shares.

The actual amount of the Investment Commitments shall be adjusted in accordance with the provisions of Clause 2.2 below.

2.2
Repayment of the Bridge Financing

To the extent that, on the settlement date of the Capital Increase, there are outstanding payment obligations of the Parent under the Bridge Financing (including, without limitation, the face value principal, OID, PIK Interest and any other interest) (the "Amounts to be Set Off"), each Shareholder's obligation to fund its Investment Commitment and subscribe for New Shares shall be satisfied by setting off such obligation against such Shareholder's corresponding Amounts to be Set Off; all of the foregoing pursuant to the terms of the subscription agreement to be executed in connection with the Capital Increase and without requiring any additional contribution, whether in cash or in kind, by the Shareholders.

Accordingly, the amounts of the Shareholders' Investment Commitments set forth in the table in Clause 2.1 above shall be adjusted solely to reflect: (i) the increase in the amount of principal granted under the Bridge Financing owed by the Parent to the Shareholders on account of OID up to an aggregate amount of €6,647,058.82; (ii) PIK Interest (as such term is defined in the Bridge Financing agreement) accrued and capitalized up to the settlement date of the Capital Increase; and (iii) any other amounts outstanding under the Bridge Financing on the settlement date of the Capital Increase.

The Parties undertake to take all actions necessary or advisable to enable the New Shares to be subscribed by set-off against the Parent's repayment obligations under the Bridge Financing.

2.3
Restructuring Support Fee

In consideration for the Capital Increase subscription commitments in the context of the Restructuring set forth in this Letter, the Parent acknowledges in favor of the Investors a fee (the "Restructuring Support Fee") which shall be remunerated through the issuance, on the settlement date of the Capital Increase, of warrants entitling the holders thereof to subscribe for newly issued Class A Shares of the Parent (the "Warrants").

The Warrants shall have the following characteristics:

(i)
they shall confer the right to subscribe for Class A Shares of the Parent;

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(ii)
the exercise price shall be the Subscription Price;
(iii)
the term of the Warrants shall be five years from their date of issuance; and
(iv)
the subscription right may be exercised at any time during the term referred to in sub-clause (iii).

The Restructuring Support Fee corresponding to each Investor shall consist of an amount equivalent to the aggregate value of the premium (calculated on the basis of a market-standard valuation model for such purposes) of a number of Warrants equal to half the number of New Shares allocated to such Investor in the Capital Increase (in the event that the number of New Shares allocated to an Investor is an odd number, the number of Warrants shall be rounded down). The actual amount of the Restructuring Support Fee shall be calculated at the time of execution of the subscription agreements to be entered into in connection with the Capital Increase and shall be reflected therein.

The amount of the Restructuring Support Fee shall be discharged upon delivery of the corresponding number of Warrants. The issuance and subscription of the Warrants shall occur simultaneously with the issuance of the New Shares.

The Parties undertake to execute any documents necessary for the issuance of the Warrants prior to or simultaneously with the Capital Increase in accordance with the terms set forth in this Letter.

IMPLEMENTATION OF THE CAPITAL INCREASE

Subject to the satisfaction of the Condition Precedent (as defined below), the Parent shall determine, in its sole discretion (but at all times in accordance with the Restructuring Plan and the documents executed thereunder), the most appropriate time to implement the Capital Increase and all other terms of the Capital Increase not regulated in this Letter (including, without limitation, the subscription and payment periods and the settlement date).

Notwithstanding the foregoing, the Capital Increase shall occur no later than ten (10) Business Days prior to the Capital Increase Long Stop Date. If, following the Capital Increase Long Stop Date, the settlement of the Capital Increase has not occurred for reasons not attributable to the Investors, the funding obligations of the Investors under the Investment Commitments shall be deemed extinguished.

4
REGISTRATION OBLIGATIONS

In the event that the issuance and subscription of the New Shares and the Warrants are not subject to prior registration requirements under U.S. securities laws:

(v)
The Parent agrees that, within thirty (30) days following the date on which the Investors subscribe for the New Shares, the Parent shall file with the U.S. Securities and Exchange Commission ( SEC) (at the sole cost and expense of the Parent) a registration statement to register the resale of the New Shares and, if necessary, the Warrants (including any shares of the Parent issued upon exercise of the Warrants).
(vi)
The Parent undertakes to use its best efforts to cause such registration statement to be declared effective no later than ninety (90) days following the date on which the Investors subscribe for the New Shares, subject to applicable SEC review timelines and, following effectiveness, to customary blackout periods.

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In addition, the Parent agrees that the registration statement referred to in sub-clause (i) above shall also include the registration for resale of any shares of the Parent held by the Shareholders that, as of the date of filing of such registration statement, remain subject to a restrictive legend in the records of the Parent's transfer agent and have not been released or transferred to a securities account of the relevant Shareholder.

CONDITION PRECEDENT TO THE INVESTMENT COMMITMENTS

The Parties agree that the funding obligations under the Investment Commitments of each Investor assumed pursuant to Clause 2 are subject to the condition precedent that the Restructuring Plan Effective Date shall have occurred in accordance with the terms of the Restructuring Plan (the "Condition Precedent").

For such purposes, the Global Agent shall deliver to the Investors, at the e-mail addresses set forth in the signature pages of this Letter, a written notice in accordance with the Restructuring Plan indicating that all conditions precedent to the Restructuring Plan have been duly satisfied or validly waived.

If the Restructuring Plan Effective Date does not occur in accordance with the terms and timeframes set forth in the Restructuring Plan, the funding obligations of each Investor under the Investment Commitments shall not become effective.

LOCK-UP

The Shareholders and Anangu irrevocably undertake that, during the period from the date of this Letter until the earlier of: (i) the date on which the 2026 annual general meeting of shareholders of the Parent is held; and (ii) July 31, 2026, neither they nor any person acting on their behalf shall, without the prior written consent of the Company and the Parent, directly or indirectly:

(vii)
offer, pledge, sell, contract to sell, sell or grant any option, right, warrant or contract to purchase, exercise any option to sell, acquire any option or contract to sell, or lend or otherwise transfer or dispose of any shares of the Parent held, directly or indirectly, by them (including, for the avoidance of doubt, the New Shares and any other shares of the Company held by them on the date of this Letter or acquired thereafter up to the date of the 2026 annual general meeting of shareholders of the Parent) or other securities substantially similar to such shares, or any securities convertible into, exercisable for or exchangeable for ordinary shares of the Parent or other shares of the Parent or other securities substantially similar to the shares of the Parent, or file (or request that the Parent file) any registration statement pursuant to the Securities Act of 1933 (without prejudice to the obligations set forth in Clause 4), prospectus or similar document with any other securities regulator, stock exchange or listing authority in connection with any of the foregoing;
(viii)
enter into any swap or any other contract or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any shares of the Parent held, directly or indirectly, by them;
(ix)
enter into any other transaction having the same economic effects as those described in sub-clauses (i) and (ii) above, or agree to do so or announce or otherwise publicly disclose an intention to do any of the foregoing;

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(x)
regardless of whether any such swap or transaction described in sub-clauses (i), (ii) or (iii) above is to be settled by delivery of ordinary shares or of securities convertible into, exercisable for or exchangeable for ordinary shares, in cash or otherwise; or
(xi)
publicly announce an intention to carry out any of the actions set forth in sub-clauses (i) through (iv).

The obligations set forth in this Clause shall not apply to transfers of Class A Shares by the Shareholders or Anangu to their respective subsidiaries, provided that such subsidiaries accede to this Letter, irrevocably assuming all of the commitments of the relevant Shareholder or Anangu, as applicable.

ADDITIONAL SHAREHOLDER COMMITMENTS

The Shareholders and Anangu irrevocably and individually undertake, in their capacity as shareholders of the Parent, to vote, to the extent permitted by law, at the 2026 annual general meeting of shareholders of the Parent, expected to be held on or around May 24, 2026, in favor of the resolutions that the board of directors proposes to the general meeting in connection with:

(xii)
the Capital Increase and the issuance of the Warrants (to the extent necessary or advisable), as well as any other resolution proposed by the board of directors of the Parent that is necessary or advisable for the proper implementation of the Capital Increase and the issuance of the Warrants;
(xiii)
the issuance by the Company of warrants convertible into ordinary shares for the purpose of capitalizing, in certain circumstances, the debt under certain of the Restructuring Documents;
(xiv)
the granting of a pledge in favor of the Financial Institutions over all of the equity interests (and, in the case of the Company, once converted into a public limited company (sociedad anónima), shares) or shares representing 100% of the share capital of, among others: (a) the Company, (b) AR Electronic Solutions, S.L.U., (c) Wallbox USA Inc., and (d) ABL GmbH, held by the Parent, as well as any other security interest that may be necessary or advisable in the context of the Restructuring;
(xv)
the Restructuring (as such term is defined in the Restructuring Plan) and all actions necessary or advisable for its implementation;
(xvi)
the conversion of the Company from a limited liability company (sociedad limitada) into a public limited company (sociedad anónima); and
(xvii)
any other resolutions submitted to a vote that are advisable or necessary for the implementation of the Restructuring Plan (as executed on the date of this Letter, and without the commitments assumed by the Shareholders and Anangu pursuant to this Letter being capable of being affected by any subsequent amendments thereto) or in connection with the Restructuring, provided that they do not result in a loss of the statutory rights recognized in favor of the Class A Shares.

The board of directors shall be responsible for determining the agenda items that, in each case, need to be proposed to the general meeting and for drafting the text of the corresponding proposed resolutions, all in accordance with applicable law requirements, and neither the Shareholders nor Anangu shall assume any obligation in this regard.

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INFORMATION OBLIGATIONS OF THE PARENT AND THE COMPANY TO THE INVESTORS

The Parent and the Company undertake to inform the Investors, with the utmost diligence and as soon as any relevant document or information becomes available, of all matters relating to the Restructuring. To that end, the Parent and the Company shall provide, in a complete and accurate manner, through secure electronic means or any other channel previously agreed with the Investors, the following documentation and information, without limitation:

(xviii)
a signed copy of the Restructuring Plan, together with any ancillary or supplementary documents;
(xix)
copies of all pleadings and court orders filed and/or issued in connection with the judicial approval proceedings of the Restructuring Plan;
(xx)
copies of any and all Restructuring Documents;
(xxi)
drafts of the documents to be executed for the implementation of the Investment Commitments and the issuance of the Warrants, at least ten (10) Business Days prior to their execution;
(xxii)
information on the timetable of the Capital Increase and the date of execution of the implementation documents for the Investment Commitments, as well as on the form of issuance of the New Shares, at least ten (10) Business Days prior to the implementation of the Capital Increase; and
(xxiii)
any other documentation or information relating to the Restructuring, progress in the satisfaction of the Condition Precedent or the Investment Commitments, as may be reasonably requested by the Investors.

The information obligation described in this Clause shall be of a continuing nature until the full completion of the Restructuring and the implementation of the Investment Commitments. The Parent and the Company shall ensure that the documentation provided is up to date and shall be responsible for promptly communicating any material change, incident or relevant deviation. All of the foregoing shall be without prejudice to any legal or contractual confidentiality or data protection restrictions that may apply, in which case the Parent and the Company shall provide the information to the maximum extent permitted by applicable law and existing agreements, and shall inform the Investors of any existing restrictions.

BINDING NATURE AND ENFORCEABILITY

This Letter constitutes a binding agreement among each Investor, the Company and the Parent. Any breach of the commitments set forth in this Letter shall entitle each Party to exercise all rights and remedies available to it under applicable law.

Without prejudice to the foregoing, the Parties expressly acknowledge and agree that the commitments and obligations assumed by the Investors and Anangu, as applicable, pursuant to this Letter constitute a stipulation in favor of a third party (estipulación en favor de terceros) pursuant to Article 1,257 of the Spanish Civil Code in favor of the Global Agent and of the senior creditor entities under the intercreditor agreement entered into on or around the date of this Letter in the context of the Restructuring (the "Senior Creditor Entities"). The stipulation in favor of a third party shall be deemed validly accepted once the Global Agent (acting in its own name and, as applicable, on behalf of or for the account of the Senior

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Creditor Entities) has notified all Parties by e-mail at the addresses set forth in the signature pages of this Letter. From that moment, the commitments and obligations assumed by the Investors and Anangu, as applicable, pursuant to this Letter may not be revoked, amended or terminated without the prior written consent of the Global Agent.

CONFIDENTIALITY

The Parties undertake not to disclose to any third party the existence or terms of this Letter without the prior written consent of the other signatory Parties, except to the extent required by applicable law or regulation. Notwithstanding the foregoing, each Party may communicate and deliver a copy of this Letter to its financing entities, directors, employees, advisors or representatives (and those of its subsidiaries), provided that such persons maintain strict confidentiality. In addition, the Parent and/or the Company may disclose or make public the existence and terms of the Investment Commitments assumed by the Investors pursuant to this Letter in public communications relating to the Restructuring and in any registration statements, offering documents and marketing materials prepared in connection with the Capital Increases.

GOVERNING LAW

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Spanish law (derecho común español).

JURISDICTION

With express waiver of any other jurisdiction to which they might be entitled, the Parties irrevocably submit to the exclusive jurisdiction of the courts of the city of Barcelona for the resolution of any dispute that may arise in connection with the interpretation, performance, termination and enforcement of this Letter.

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The Investors

ORILLA ASSET MANAGEMENT, S.L.

By
Name:
Title:

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

INVERSIONES FINANCIERAS PERSEO, S.L. (sociedad del grupo Iberdrola)

By Name Title:	By Name: Title:

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

AM GESTIO, S.L.

By
Name:
Title:

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

CONSILIUM, S.L.

By Name: Title: Attorney	By Name: Title: Attorney

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

MINGKIRI, S.L.

By
Name:
Title:

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

ANANGU GRUP, S.L.

By
Name:
Title: Attorney

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

KARIEGA VENTURES, S.L.

By
Name:
Title: Sole Director

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

INSTRUMENTS FINANCERS PER A EMPRESES INNOVADORES, S.L. UNIPERSONAL (IFEM)

By
Name:
Title: Attorney

Notice details:

[Hoja de Firma – Carta de Compromiso de Inversión]

Habiendo recibido la presente Carta, la aceptamos y estamos de acuerdo los términos de la misma:

WALLBOX, N.V

By
Name:
Title:

Notice details:

[Hoja de Firma (Recibida y Conforme) – Carta de Compromiso de Inversión]

WALL BOX CHARGERS, S.L.U.

By
Name:
Title:

Notice details:

[Hoja de Firma (Recibida y Conforme) – Carta de Compromiso de Inversión]